Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
February 3, 2010
News Media
	Ruben Rodriguez	(202) 624-6620

Financial Community
	Robert Dennis	(202) 624-6129
WGL Holdings, Inc., Reports First Quarter Fiscal Year 2010 Earnings;
Raises Fiscal Year 2010 Guidance
•	Consolidated earnings per share — $0.94 per share vs. $1.09 per share for the comparative quarter of the prior year

•	Consolidated non-GAAP operating earnings — $1.01 per share vs. $1.03 per share for the comparative quarter of the prior year

•	Earnings Guidance for Fiscal Year 2010 raised to a range of $2.25 to $2.37 on a Consolidated GAAP operating earnings basis and $2.22 to $2.34 on a non-GAAP operating earnings basis
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended December 31, 2009 of $47.6 million, or $0.94 per share, compared to net income of $54.6 million, or $1.09 per share, reported for the quarter ended December 31, 2008.
Commenting on first quarter results, WGL Holdings’ Chairman and CEO Terry McCallister said, “We are pleased to report a solid quarter of operating earnings for the first three months of fiscal year 2010.” McCallister added, “With the regional economy showing the initial signs of recovery, we are well positioned to benefit from renewed growth in our region. In addition to our traditional services, the increasing focus on clean energy solutions will bring more opportunities to our non-utility businesses.”
Financial performance is evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets and (iii) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the quarter ended December 31, 2009, our non-GAAP operating earnings were $50.8 million, or $1.01 per share, compared to non-GAAP operating earnings of $51.7 million, or $1.03 per share, for the same quarter of the prior fiscal year.
First Quarter Results by Business Segment
Regulated Utility Segment
For the quarter ended December 31, 2009, our regulated utility segment reported net income of $40.7 million, or $0.81 per share, compared to net income of $53.7 million, or $1.07 per share, reported for the first quarter of the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $43.9 million, or $0.87 per share, for the quarter ended December 31, 2009, compared to non-GAAP operating earnings of $45.4 million, or $0.90 per share, for the same quarter of the prior fiscal year. For the first quarter of 2010, non-GAAP operating earnings were lower due to a decrease in the recovery of carrying costs reflecting lower average storage gas inventory balances and higher employee benefit expense due to changes in plan asset values and plan valuation assumptions. Partially offsetting these unfavorable effects was an increase of over 10,300 average active customer meters versus the same quarter of the prior fiscal year and lower interest expense related to lower weighted average interest rates associated with our borrowings.
Retail Energy-Marketing Segment
For the quarter ended December 31, 2009, the retail energy-marketing segment reported net income of $7.5 million, or $0.15 per share, an increase of $7.1 million, or $0.14 per share, over net income of $450,000, or $0.01 per share, reported for the first quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $7.5 million, or $0.15 per share, for the first quarter ended December 31, 2009, an increase of $1.7 million, or $0.03 per share, over non-GAAP operating earnings of $5.8 million, or $0.12 per share, for the same quarter of the prior fiscal year. The increase in non-GAAP operating earnings primarily reflects higher realized margins from the sale of natural gas, due to a rise in margin per therm sold, reflecting lower priced inventory withdrawals and more favorable weather conditions as compared to the same quarter of the prior fiscal year. Partially offsetting this increase is a decrease in realized electric margins reflecting compression of unit margins as compared to the first quarter of the prior fiscal year. Higher operating expenses related to increased marketing initiatives primarily from mass-marketing efforts targeted toward residential and small commercial customers also reduced operating earnings. During the quarter ended December 31, 2009, our retail energy-marketing company’s marketing initiatives resulted in the net addition of 12,600 residential customers.

Design-Build Energy Systems Segment
For the quarter ended December 31, 2009, the design-build energy systems segment reported a net loss of ($212,000), or ($0.01) per share, compared to net income of $832,000, or $0.02 per share, reported for the first quarter of the prior fiscal year. This decrease in earnings is primarily due to the timing of project work in the first quarter of 2010 compared to the same quarter of the prior fiscal year. There were no non-GAAP adjustments for this segment for either period.
Earnings Outlook
We are raising our GAAP earnings estimate for the fiscal year 2010 in a range of $2.25 to $2.37 per share to reflect stronger projected margins for our retail energy-marketing segment and lower costs associated with our regulated utility segment. This estimate includes projected fiscal year 2010 earnings from our regulated utility segment in a range of $1.72 per share to $1.78 per share and projected fiscal year 2010 earnings from our unregulated business segments in a range of $0.53 per share to $0.59 per share.
We also are raising our consolidated earnings estimate for fiscal year 2010 based on non-GAAP operating earnings in a range of $2.22 per share to $2.34 per share. This estimate includes projected fiscal year 2010 non-GAAP operating earnings from our regulated utility segment in a range of $1.79 per share to $1.85 per share, and projected fiscal year 2010 non-GAAP operating earnings from our unregulated business segments in a range of $0.43 per share to $0.49 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this news release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.
We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our Webcast that will be posted to the WGL Holdings Web site, www.wglholdings.com.

Other Information
We will hold a conference call at 10:30 a.m. Eastern time on February 4, 2010, to discuss our first quarter financial results for fiscal year 2010. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live Webcast, click on the “Webcast” link located on the home page of the referenced site. The Webcast and related slides will be archived on the WGL Holdings Web site through March 4, 2010.
Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy-marketing segment, which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on our Web site, www.wglholdings.com.
Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	December 31,
(In thousands, except per share data)	2009	2008

OPERATING REVENUES
Utility	$390,532	$522,481
Non-utility	336,891	303,607

Total Operating Revenues	727,423	826,088

OPERATING EXPENSES
Utility cost of gas	197,277	306,784
Non-utility cost of energy-related sales	313,205	292,238
Operation and maintenance	73,516	70,334
Depreciation and amortization	24,163	24,081
General taxes and other assessments	31,420	30,427

Total Operating Expenses	639,581	723,864

OPERATING INCOME	87,842	102,224
Other Income (Expenses)—Net	369	17
Interest Expense
Interest on long-term debt	9,895	9,952
Other — net, including AFUDC	(138)	2,227

Total Interest Expense	9,757	12,179

INCOME BEFORE INCOME TAXES	78,454	90,062
INCOME TAX EXPENSE	30,483	35,107

NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	47,971	54,955
Dividends on Washington Gas preferred stock	330	330

NET INCOME APPLICABLE TO COMMON STOCK	$47,641	$54,625

AVERAGE COMMON SHARES OUTSTANDING
Basic	50,241	50,022
Diluted	50,429	50,208

EARNINGS PER AVERAGE COMMON SHARE
Basic	$0.95	$1.09
Diluted	$0.94	$1.09

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$40,696	$53,717

Non-utility operations:
Retail energy-marketing	7,507	450
Design-build energy systems	(212)	832
Other activities	(350)	(374)

Total non-utility	6,945	908

NET INCOME APPLICABLE TO COMMON STOCK	$47,641	$54,625

WGL Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	September 30,
(In thousands)	2009	2009

ASSETS
Property, Plant and Equipment
At original cost	$3,257,411	$3,242,413
Accumulated depreciation and amortization	(980,371)	(973,272)

Net property, plant and equipment	2,277,040	2,269,141

Current Assets
Cash and cash equivalents	13,622	7,845
Accounts receivable, net	548,438	308,915
Storage gas—at cost (first-in, first-out)	198,710	237,681
Other	104,883	129,073

Total current assets	865,653	683,514

Deferred Charges and Other Assets	462,163	397,235

Total Assets	$3,604,856	$3,349,890

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,127,145	$1,097,698
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	612,795	561,830

Total capitalization	1,768,113	1,687,701

Current Liabilities
Notes payable and current maturities of long-term debt	259,147	266,443
Accounts payable and other accrued liabilities	271,285	213,529
Other	244,608	154,644

Total current liabilities	775,040	634,616

Deferred Credits	1,061,703	1,027,573

Total Capitalization and Liabilities	$3,604,856	$3,349,890

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)
FINANCIAL STATISTICS

	Twelve Months Ended
	December 31,
	2009	2008

Closing Market Price—end of period	$33.54	$32.69
52-Week Market Price Range	$35.52 - $28.59	$37.08 - $22.40
Price Earnings Ratio	14.8	13.1
Annualized Dividends Per Share	$1.47	$1.42
Dividend Yield	4.4%	4.3%
Return on Average Common Equity	10.2%	11.8%
Total Interest Coverage (times)	5.3	5.2
Book Value Per Share—end of period	$22.41	$21.73
Common Shares Outstanding—end of period (thousands)	50,290	50,112

UTILITY GAS STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands)	2009	2008	2009	2008

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$263,891	$357,514	$893,632	$1,057,534
Commercial and Industrial — Firm	56,408	97,243	222,477	301,847
Commercial and Industrial — Interruptible	1,398	1,659	3,766	7,939
Electric Generation	275	275	1,100	1,099

	321,972	456,691	1,120,975	1,368,419

Gas Delivered for Others
Firm	47,045	40,114	151,929	138,950
Interruptible	12,334	13,323	46,710	46,691
Electric Generation	48	75	330	357

	59,427	53,512	198,969	185,998

	381,399	510,203	1,319,944	1,554,417
Other	9,133	12,278	29,196	42,557

Total	$390,532	$522,481	$1,349,140	$1,596,974

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
(In thousands of therms)	2009		2008		2009		2008

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	216,751		228,158		678,579		656,703
Commercial and Industrial — Firm	53,197		67,250		188,986		203,980
Commercial and Industrial — Interruptible	1,451		1,218		3,610		5,914

	271,399		296,626		871,175		866,597

Gas Delivered for Others
Firm	158,900		147,707		473,244		447,590
Interruptible	77,547		78,499		272,868		260,784
Electric Generation	11,132		23,463		90,428		95,370

	247,579		249,669		836,540		803,744

Total	518,978		546,295		1,707,715		1,670,341

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	176,975		189,541		614,862		628,105

Number of Customers (end of period)	158,100		135,800		158,100		135,800

Electricity Sales
Electricity Sales (thousands of kWhs)	1,873,383		845,311		6,297,353		3,553,461

Number of Accounts (end of period)	123,800		63,900		123,800		63,900

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	70.24	¢	106.93	¢	78.59	¢	107.56	¢

HEATING DEGREE DAYS

Actual	1,431		1,527		4,115		3,744
Normal	1,347		1,346		3,774		3,778
Percent Colder (Warmer) than Normal	6.2%		13.4%		9.0%		(0.9)%

Average Active Customer Meters	1,069,533		1,059,163		1,068,908		1,058,104

WGL HOLDINGS, INC.
USE OF NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with generally accepted accounting principles in the United States of America (GAAP) to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets and (iii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance.
The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:
•	We exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts which are ultimately reversed when the derivatives are settled.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are matched with those future margins for regulatory sharing purposes. For purposes of calculating non-GAAP operating earnings (loss), these losses are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized and shared with customers. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.
There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Three Months Ended December 31, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$40,696	$7,507	$(212)	$(350)	$47,641
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	2,409	(38)	—	—	2,371
Storage optimization program (b)	385	—	—	—	385
Amortization of derivative contract termination (c)	(385)	—	—	—	(385)
Weather derivative products (d)	786	—	—	—	786

Non-GAAP operating earnings (loss)	$43,891	$7,469	$(212)	$(350)	$50,798

GAAP diluted earnings (loss) per average common share (50,429 shares)	$0.81	$0.15	$(0.01)	$(0.01)	$0.94
Per share effect of non-GAAP adjustments	0.06	—	—	0.01	0.07

Non-GAAP operating earnings (loss) per share	$0.87	$0.15	$(0.01)	$—	$1.01

Three Months Ended December 31, 2008
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$53,717	$450	$832	$(374)	$54,625
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(6,293)	5,333	—	—	(960)
Storage optimization program (b)	767	—	—	—	767
Reversal of reserve for natural gas costs (e)	(2,781)	—	—	—	(2,781)

Non-GAAP operating earnings (loss)	$45,410	$5,783	$832	$(374)	$51,651

GAAP diluted earnings (loss) per average common share (50,208 shares)	$1.07	$0.01	$0.02	$(0.01)	$1.09
Per share effect of non-GAAP adjustments	(0.17)	0.11	—	—	(0.06)

Non-GAAP operating earnings (loss) per share	$0.90	$0.12	$0.02	$(0.01)	$1.03

*      Per share amounts for “Other Activities” may include adjustments for rounding
(Footnote references are described on the following page)

WGL HOLDINGS, INC. (Consolidated by Quarter)
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP OPERATING EARNINGS
(Unaudited)

Fiscal Year 2010
	Quarterly Period Ended (f)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP net income	$47,641				$47,641
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	2,371				2,371
Storage optimization program (b)	385				385
Amortization of derivative contract termination (c)	(385)				(385)
Weather derivative products (d)	786				786

Non-GAAP operating earnings	$50,798				$50,798

Diluted average common shares outstanding	50,429				50,429

GAAP diluted earnings per average common share	$0.94				$0.94
Per share effect of non-GAAP adjustments	0.07				0.07

Non-GAAP operating earnings per share	$1.01				$1.01

Fiscal Year 2009
	Quarterly Period Ended (f)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP net income	$54,625				$54,625
Adjusted for (items shown after-tax):
Unrealized mark-to-market gain on energy-related derivatives (a)	(960)				(960)
Storage optimization program (b)	767				767
Reversal of reserve for natural gas costs (e)	(2,781)				(2,781)

Non-GAAP operating earnings	$51,651				$51,651

Diluted average common shares outstanding	50,208				50,208

GAAP diluted earnings per average common share	$1.09				$1.09
Per share effect of non-GAAP adjustments	(0.06)				(0.06)

Non-GAAP operating earnings per share	$1.03				$1.03

Footnotes

(a)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in this period and in future periods to be matched against the margins earned as a result of the termination, consistent with the regulatory sharing treatment.

(d)	During the fourth quarter of fiscal year 2009, Washington Gas received a premium payment of $2.1 million for an HDD derivative contract written to manage its exposure to variations from normal weather in the District of Columbia during fiscal year 2010. Written weather derivatives are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.

(e)	In the quarter ended December 31, 2008, Washington Gas recorded a $4.6 million reversal of a reserve for disallowed gas costs in Maryland and recorded income of $4.6 million due to a February 5, 2009 Order issued by the Public Service Commission of Maryland. This Order resolved a contingency related to a proposed order issued by a Hearing Examiner of the PSC of MD in fiscal year 2006.

(f)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.
RECONCILIATION OF GAAP EARNINGS GUIDANCE TO
NON-GAAP EARNINGS GUIDANCE
FISCAL YEAR ENDING SEPTEMBER 30, 2010

Consolidated
	Low	High

GAAP Earnings Per Share Guidance Range	$2.25	$2.37
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.05)	(0.05)
Amortization of derivative contract termination (b)	(0.02)	(0.02)
Partial settlement of the Supplemental Employee Retirement Program (c)	0.04	0.04

Non-GAAP Operating Earnings Per Share Guidance Range	$2.22	$2.34

Regulated Utility Segment
	Low	High

GAAP Earnings Per Share Guidance Range	$1.72	$1.78
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.05	0.05
Amortization of derivative contract termination (b)	(0.02)	(0.02)
Partial settlement of the Supplemental Employee Retirement Program (c)	0.04	0.04

Non-GAAP Operating Earnings Per Share Guidance Range	$1.79	$1.85

Unregulated Business Segments
	Low	High

GAAP Earnings Per Share Guidance Range	$0.53	$0.59
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.10)	(0.10)

Non-GAAP Operating Earnings Per Share Guidance Range	$0.43	$0.49

Footnotes

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2010. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment are recorded directly to income.

(b)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in this period and in future periods to be matched against the margins earned as a result of the termination, consistent with the regulatory sharing treatment.

(c)	Represents the partial settlement of the Supplemental Employee Retirement Program due to lump sum distributions to certain retired employees that are scheduled in 2010.